## SigmaBroadBand Co.

### UNANIMOUS WRITTEN CONSENT OF BOARD OF DIRECTORS IN LIEU OF MEETING

The undersigned, being all of the directors of SigmaBroadBand Co., a Georgia corporation (the "Corporation"), do hereby waive notice and consent to the adoption of the following resolutions pursuant to the Georgia General Corporation Law, do hereby waive notice and adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a meeting of the Board of Directors of the Corporation:

**WHEREAS,** the Board of Directors has deemed it advisable to appoint Dave Svec as a Director and Dave Svec has consented to act as a Director to the Company;

**NOW, THEREFORE,** be it:

**RESOLVED,** the Board of Directors hereby appoints Dave Svec as a Director to the Company;

**FURTHER RESOLVED,** that the President / Secretary of the Corporation hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Corporation, to execute all other documents necessary to facilitate the actions of the Company as described herein.

**IN WITNESS WHEREOF,** we hereby set our hands this 10th day of Oct, 2017.

Jeffery Brown, President

Mark Bailey, Vice President